EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-8316 on Forms S-8 and S-3, Amendment No. 3 to Registration Statement No. 333-00883 on Form S-3, Registration Statement No. 333-48023 on Form S-3, Post-Effective Amendment No. 1 to Registration Statement No. 333-47835 on Form S-3, Post-Effective Amendment No. 1 to Registration Statement No. 333-33147 on Form S-3, Amendment No. 1 to Registration Statement No. 333-11779 on Form S-3, Amendment No. 1 to Registration Statement No. 333-77595 and Registration Statement Nos. 33-20226, 33-23699, 33-33571, 33- 41330, 33-81914, 333-04041, 333-86875 and 333-61549 on Form S-8 of our report dated February 28, 2000 appearing in this Annual Report on Form 10-K of Sigma Designs, Inc. for the year ended January 31, 2000.

/s/ Deloitte & Touche LLP

San Jose, California
April 26, 2000